Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of March 19, 2019 (this “Agreement”), is entered into by and among Pineapple Express, Inc., a Wyoming corporation (the “Company”), Pineapple Ventures, Inc., a company formed under the laws of the State of California (“PVI”), all of the Shareholders of PVI, a list of which is attached as Exhibit “A” hereto (each a “Shareholder” and collectively the “Shareholders”).

WHEREAS, the Shareholders own 100% of the issued and outstanding capital stock of PVI in the amount of One Hundred Thousand (100,000) Shares (the “Capital Stock”) as set forth on Schedule I hereto;

WHEREAS, (i) the Shareholders and PVI believe it is in the best interests of PVI to exchange an aggregate of up to Eighty Percent (80%) of the Capital Stock of PVI for up to five Million (5,000,000) newly-issued shares (the “Company Shares”) of the Company’s Series A Preferred Stock, $0.0000001 par value per share (the “Company Series A Stock”) subject to certain closing conditions as set forth herein, and (ii) the Company believes it is in its best interest and the best interest of its stockholders to acquire the Capital Stock in exchange for the Company Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”);

WHEREAS, it is the intention of the parties that the Share Exchange shall qualify as a tax-free reorganization under Section 354 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), Regulation D promulgated thereunder and/or Regulation S for offers and sales of securities outside the U.S.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

SHARE EXCHANGE; CLOSINGAND ACTIONS AT CLOSING

Section 1.1 Agreement to Exchange Capital Stock for the Company Shares. (a) Upon execution of this Agreement and the other ancillary exchange documents (the “Closing Date”) and subject to the conditions set forth in this Agreement, the Shareholders shall assign, transfer, convey, and deliver Twenty Thousand (20,000) shares of the Capital Stock to the Company. In consideration and exchange for such Capital Stock, the Company shall issue and deliver One Million (1,000,000) shares of the Company Shares to the Shareholders (as set forth on Schedule I hereto).

(b) On the six (6) month anniversary of the Closing Date and upon the terms and subject to the conditions set forth in this Agreement, the Shareholders shall assign, transfer, convey, and deliver an additional Sixty Thousand (60,000) shares of the Capital Stock to the Company (the “Second Closing”). In consideration and exchange for such Capital Stock, the Company shall issue and deliver an additional Four Million (4,000,000) shares of the Company Shares to the Shareholders (as set forth on Schedule I hereto).

(c) The Company Shares and underlying Common Stock (as defined herein) will be “restricted” securities and shall be subject to all applicable resale restrictions specified by federal and state securities laws. At the Second Closing, all officers; directors; stockholders holding ten percent (10%) or more of the Common Stock of the Company after giving effect to the Share Exchange, and key employees agreed by the Company (each a “Restricted Holder”; collectively the “Restricted Holders”), shall enter into Lock-Up Agreements with the Company for a term of twenty-four (24) months (subject to earlier termination with the written approval of the Board of Directors of the Company (the “Restricted Period”), whereby they will agree to certain restrictions on the sale or disposition (including pledge) of all of the Common Stock of the Company held by (or issuable to) them.

In addition, each Restricted Holder shall agree that it will not, for a period of twenty-four (24) months following the Closing Date, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act), whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Common Stock, borrow or pre-borrow any shares of Common Stock, or grant any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derives any significant part of its value from the Common Stock or otherwise seek to hedge its position in the Common Stock.

Section 1.2 Closing. The closing of the Share Exchange (the “Closing”) and the Second Closing, as applicable, shall take place remotely via the exchange of documents and signatures on the day the conditions to closing set forth in Articles V and VI herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”).

Section 1.3 Company Officers at Closing Date. On the Closing Date, the management of the Company shall consist of the following: Shawn Credle as Chief Executive Officer, Matthew Feinstein as Chief Financial Officer, and Joshua Eisenberg as Chief Operating Officer (the “Company Officer Appointment”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to PVI and the Shareholders that the statements contained in this Article II are true and correct on the date hereof. For purposes of this Article II, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of any officer of the Company as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of appropriate officers, directors and key employees of the Company and the accountants and attorneys of the Company.

Section 2.1 Corporate Organization.(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Wyoming, and has all requisite corporate power and authority to own its assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of the Company. “Material Adverse Effect” means, when used with respect to the Company, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of the Company and its subsidiaries (taken as a whole), or materially impair the ability of the Company to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (ii) changes in the United States securities markets generally.

(b) Copies of the Certificate of Incorporation and By-Laws of the Company with all amendments thereto, as of the date hereof (the “Company Charter Documents”), have been made available to PVI and the Shareholders, and such copies are accurate and complete as of the date hereof. The minute books of the Company are current as required by law, contain the minutes of all meetings of the Company Board of Directors (the “Board”) and stockholders of the Company since April 30, 2018 to the date of this Agreement, and adequately reflect all material actions taken by the Board and the Company’s stockholders since that date. The Company is not in violation of any of the provisions of the Company Charter Documents.

Section 2.2 Capitalization of the Company. (a) The authorized shares of the Company consist of (i) five hundred million (500,000,000) shares of Common Stock of the Company, $0.0000001 par value (the “Common Stock”), and (ii) twenty million (20,000,000) shares of Preferred Stock, $0.0000001 par value per share of which five million (5,000,000) are designated as Company Series A Stock. As of February 15, 2019, there are 65,862,925 shares of Common Stock issued and outstanding, and no shares of Company Series A Stock issued and outstanding.

(b) Each holder of the Company Series A Stock may, from time to time, convert any or all of such holder’s shares of Company Series A Stock into fully paid and nonassessable shares of Common Stock in an amount equal to 10 Shares of Common Stock for each share of Company Series A Stock surrendered.

(c) All of the issued and outstanding shares of the Company Common Stock and Company Series A Stock and all shares of the Company Series A Stock when issued in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable. Except with respect to securities to be issued to the Shareholders pursuant to the terms hereof, as of the date of this Agreement there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of the Company’s capital stock, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to the Company or any Company Series A Stock, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of the Company’s capital stock. There are no registration or anti-dilution rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company.

Section 2.3 Subsidiaries and Equity Investments. On February 12, 2016, the Company entered into an Agreement of Merger to acquire all of the assets and assume all the liabilities of THC Industries, Inc., a California corporation (“THC Parent”), through a two-step merger by and among the Company, THC Parent, the Company’s wholly owned subsidiary THC Industries, LLC, a California limited liability company (“THC”), and the Company’s former wholly owned subsidiary THC Merger Co., Inc., a California corporation. On June 22, 2017 THC became the Company’s wholly owned subsidiary. In addition, On March 16, 2017, the Company formed Pineapple Express Consulting, Inc. (“PEC”) as a wholly owned subsidiary. Other than as set forth above, the Company does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

Section 2.4 Authorization, Validity and Enforceability of Agreements. The Company has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of the Company and upon the execution of this Agreement by PVI and the Shareholders, shall be enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally. the Company does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it to consummate the transactions contemplated by this Agreement.

Section 2.5 No Conflict or Violation. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby will: (i) contravene, conflict with, or violate any provision of the Company Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which the Company is subject, (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of the Company’s assets, including without limitation the Company Shares.

Section 2.6 Litigation. Other than as set forth in Schedule 2.6, there is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of the Company, currently threatened against the Company or any of its affiliates, that may affect the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. Other than as set forth in Schedule 2.6, there is no Action pending or, to the knowledge of the Company, currently threatened against the Company or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against the Company or any of its affiliates. Neither the Company nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

Section 2.7 Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, the Company Board minutes and financial and other records of whatsoever kind of the Company have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of the Company. The Company maintains a system of internal accounting controls sufficient, in the judgment of the Company, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability.

Section 2.8 Undisclosed Liabilities. Other than as set forth in Schedule 2.8, the Company has no liabilities, debt or any other indebtedness (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company’s financial statements provided to PVI, (b) liabilities not exceeding $25,000 in the aggregate that have arisen since January 1, 2019 in the ordinary course of business and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by U.S. GAAP to be reflected on a balance sheet.

Section 2.9 No Broker Fees. No brokers, finders or financial advisory fees or commissions will be payable by or to the Company or any of their affiliates with respect to the transactions contemplated by this Agreement.

Section 2.10 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PVI

PVI represents and warrants to the Company that the statements contained in this Article III are true and correct on the date hereof, except as set forth in the disclosure schedule provided by PVI to the Company (the “PVI Disclosure Schedule”). The PVI Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III; and to the extent that it is clear from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article III, the disclosures in any numbered paragraph of the Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article III. For purposes of this Article III, the phrase “to the knowledge of PVI” or any phrase of similar import shall be deemed to refer to the actual knowledge of any officer of PVI as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of appropriate officers, directors and key employees of PVI and the accountants and attorneys of PVI.

Section 3.1 Organization. PVI is a corporation duly organized, validly existing, and in good standing under the laws of California and has the power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. PVI has taken all actions required by law, its Articles of Incorporation, as amended, or otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated herein. PVI has full power, authority, and legal capacity and has taken all action required by law, its Articles of Incorporation, as amended, and otherwise to enter into this Agreement and consummate the transactions contemplated herein.

Section 3.2 Capital Stock. (a) The number of Capital Stock that PVI has issued as of the date hereof is one hundred thousand (100,000) shares. The Capital Stock currently represents 100% of the issued and outstanding Capital Stock of PVI on a fully diluted basis. All of the Capital Stock were duly authorized, validly issued, fully paid and non-assessable. Except for the Capital Stock issued to the Shareholders, as of the date of this Agreement there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any Capital Stock (or any securities or other instruments evidencing ownership of PVI), nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to PVI or any Capital Stock (or any equivalent securities or other instruments evidencing ownership of PVI), or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of the Capital Stock (or any securities or other instruments evidencing ownership of PVI). There are no anti-dilution rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which PVI is a party or by which it is bound with respect to any security or other equity or ownership instrument of PVI. PVI is not a party to, and it has no knowledge of, any agreement restricting the transfer of any Capital Stock (or any securities or other instruments evidencing ownership of PVI). The transfer of all of the Capital Stock pursuant to this Agreement has been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws.

(b) Except as set forth in this Agreement, there are no outstanding contractual obligations (contingent or otherwise) of PVI to retire, repurchase, redeem or otherwise acquire any outstanding Capital Stock (or any securities or other instruments evidencing ownership of PVI) or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

Section 3.3 Subsidiaries and Predecessor Corporations. Other than as set forth on Schedule 3.3, PVI does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

Section 3.4 Financial Statements; Tax Matters. (a) PVI has kept all books and records since inception and PVI’s financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The balance sheets are true and accurate and present fairly as of their respective dates the financial condition of PVI. As of the date of such balance sheets, PVI had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of PVI, in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(b) PVI has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and PVI has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

(c) The books and records, financial and otherwise, of PVI are, in all material aspects, complete and correct and have been maintained in accordance with good business and accounting practices. The minute books and other similar records of PVI contain, in all material respects, complete and accurate records in all material respects of all actions taken at any meetings of PVI’s members, board of directors or board of managers or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.

Section 3.5 Information. The information concerning PVI set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 3.6 Absence of Certain Changes or Events. Since its inception, (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of PVI; and (b) PVI has not (i) made any material change in its method of management, operation or accounting, (ii) entered into any other material transaction other than sales in the ordinary course of its business; (iii) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its members, managers, or employees or; (iv) to the knowledge of PVI, no event or development has occurred which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Material Adverse Effect, and (v) PVI has not taken any of the actions set forth in Section 7.3.

Section 3.7 Litigation and Proceedings. Other than as set forth in Schedule 3.7, there are no Actions, suits, proceedings, or investigations pending or, to the knowledge of PVI, threatened by or against PVI or affecting PVI or its assets or rights, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. PVI does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances

Section 3.8 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which PVI is a party or to which any Capital Stock or its assets, properties or operations are subject.

Section 3.9 Compliance With Laws and Regulations. To the knowledge of PVI, PVI has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of PVI or except to the extent that noncompliance would not result in the occurrence of any material liability for PVI.

Section 3.10 Approval of Agreement. The Shareholders have authorized the execution and delivery of this Agreement by PVI and has approved this Agreement and the transactions contemplated hereby.

Section 3.11 Valid Obligation. This Agreement and all agreements and other documents executed by PVI in connection herewith constitute the valid and binding obligation of PVI, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.12 Intentionally Reserved.

Section 3.13 Intentionally Reserved.

Section 3.14 Undisclosed Liabilities. Other than as set forth in Schedule 3.14, PVI has no liabilities, debt or any other indebtedness (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on PVI’s financial statements provided to the Company, (b) liabilities not exceeding $25,000 in the aggregate that have arisen since January 1, 2019 in the ordinary course of business and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by U.S. GAAP to be reflected on a balance sheet.

Section 3.15 No Broker Fees. No brokers, finders or financial advisory fees or commissions will be payable by or to PVI or any of their affiliates with respect to the transactions contemplated by this Agreement.

Section 3.16 Disclosure. No representation or warranty by PVI contained in this Agreement, and no statement contained in the PVI Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of PVI pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

The Shareholders represents and warrants to the Company that the statements contained in this Article IV are true and correct on the date hereof. For purposes of this Article IV, the phrase “to the knowledge of the Shareholders” or any phrase of similar import shall be deemed to refer to the actual knowledge of the Shareholders as well as any other knowledge which such person would have possessed had such person made reasonable inquiry of appropriate officers, directors, key employees, accountants and attorneys of PVI with respect to the matter in question.

Section 4.1 Authority. The Shareholders have the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement to which the Shareholders is a party, and to perform the Shareholders’ obligations under this Agreement to which the Shareholders is a party. This Agreement has been duly and validly authorized and approved, executed and delivered by the Shareholders. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than the Shareholders, this Agreement is duly authorized, executed and delivered by the Shareholders and constitutes the legal, valid and binding obligation of the Shareholders, enforceable against the Shareholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

Section 4.2 No Conflict. Neither the execution or delivery by the Shareholders of this Agreement nor the consummation or performance by the Shareholders of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the Shareholders is a party or by which the properties or assets of the Shareholders are bound; or (b) contravene, conflict with, or result in a violation of, any law or order to which the Shareholders, or any of the properties or assets of the Shareholders, may be subject.

Section 4.3 Litigation. There is no pending Action against the Shareholders that involves the Capital Stock or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of PVI and, to the knowledge of the Shareholders, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

Section 4.4 Acknowledgment. The Shareholders understand and agree that the Company Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Company Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder or Regulation S for offers and sales of securities outside the U.S. The Shareholders hereby certifies that such person is either an “accredited investor” or not a “U.S. Person” as such terms are defined in Regulation D and Regulation S, respectively, under the Securities Act.

Section 4.5 Stock Legends. The Shareholders hereby agrees with the Company as follows:

(a) Securities Act Legend. The certificates evidencing the Company Shares issued to the Shareholders will bear the following or a similar legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED.

(b) Other Legends. The certificates representing such the Company Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any U.S. state corporate and state securities law, or contract.

(c)Opinion. The Shareholders shall not transfer any or all of the Company Shares pursuant to Rule 144, under the Securities Act, Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the Company Shares, without first providing the Company with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Company) to the effect that such transfer will be made in compliance with Rule 144, under the Securities Act, Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

Section 4.6 Ownership of Capital Stock. The Shareholders are both the record and beneficial owners of the Capital Stock. The Shareholders have and shall transfer at the Closing, good and marketable title to the Capital Stock, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

Section 4.7 Disclosure. No representation or warranty by the Shareholders contained in this Agreement or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Shareholders pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

Section 4.8 Accredited Investor. Each Shareholder are “accredited investors” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC.

Section 4.9 Experience; Risk; Investment. Each Shareholder has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of the receipt of the Company Shares, and of protecting its interests in connection herewith. Each Shareholder has the ability to bear the economic risk of the transactions contemplated hereby. Each Shareholder is acquiring the Company Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and has no present intention of selling, granting any participation in or otherwise distributing the same.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF PVI AND THE SHAREHOLDERS

The obligations of PVI and the Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date or the Second Closing, as applicable, of the following conditions, any one or more of which may be waived by PVI and the Shareholders at their sole discretion:

Section 5.1 Representations and Warranties of the Company. All representations and warranties made by the Company in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date and Second Closing with respect to such date or period.

Section 5.2 Agreements and Covenants. The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date and Second Closing.

Section 5.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date and Second Closing.

Section 5.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of the Company shall be in effect; and no Action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5 Other Closing Documents. PVI shall have received such certificates, instruments and documents in confirmation of the representations and warranties of the Company, the Company’s performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as the Shareholders and/or their respective counsel may reasonably request.

Section 5.6 Documents. the Company must have caused the following documents to be delivered to PVI and the Shareholders:

(a) Company Officer’s Certificate, dated the Closing Date, certifying as to Sections 5.1, 5.2, 5.3, 5.4 and 5.7 (the “Company Certificate”);

(b) this Agreement duly executed by the Company;

(c) such other documents as PVI may reasonably request for the purpose of (i) evidencing the accuracy of any of the representations and warranties of the Company, (ii) evidencing the performance of, or compliance by the Company with any covenant or obligation required to be performed or complied with by the Company, (iii) evidencing the satisfaction of any condition referred to in this Article V, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 5.7 SEC Filings. Prior to the Second Closing and as a condition thereto, the Company shall have complied, and be current in its filing obligations, with the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Section 5.8 Retirement of Company Debt. Prior to the Second Closing and as a condition thereto, the Company shall have entered into structured payment arrangements with certain outstanding creditors pertaining to the debts and obligations set forth in Schedule II of this Agreement.

Section 5.9 Cancellation of Shares. Prior to the Second Closing and as a condition thereto, the Company will initiate communications to claw-back certain shares issued to former employees and contractors that were unearned or otherwise issued mistakenly.

Section 5.10 No Material Adverse Effect. Prior to the Closing Date, there shall not have occurred any Material Adverse Effect on or with respect to the Company, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any Material Adverse Effect on or with respect to the Company.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Company in its sole discretion:

Section 6.1 Representations and Warranties of PVI and the Shareholders. All representations and warranties made by PVI and the Shareholders on behalf of themselves individually in this Agreement shall be true and correct on and as of the Closing Date except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 6.2 Agreements and Covenants. PVI and the Shareholders shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date and Second Closing.

Section 6.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date and Second Closing.

Section 6.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of PVI shall be in effect; and no Action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5 Other Items. (a) The Company shall have received such certificates, instruments and documents in confirmation of the representations and warranties of PVI and the Shareholders, the performance of PVI and the Shareholders’ respective obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

(b) The Company shall have completed due diligence review of PVI and the Shareholders satisfactory to the Company in its sole and absolute discretion.

(c) This Agreement and the transactions contemplated herein shall have been approved by the Shareholders and PVI’s members (or such other persons as required by PVI’s governing documents).

Section 6.6 Documents. PVI and the Shareholders must deliver to the Company at the Closing:

(a) Certificate from the chief executive officer of PVI, dated as of the Closing Date, certifying as to Sections 6.1, 6.2, 6.3, 6.4, 6.7 and 6.8 (the “PVI Certificate”).

(b) documentation, reasonably satisfactory to the Company, evidencing the number of Capital Stock, along with such other documents evidencing the transfer of such Capital Stock to the Company;

(c) this Agreement duly executed by PVI and the Shareholders;

(d) An accredited investor questionnaire fully completed and executed by each Shareholder;

(e) such other documents as the Company may reasonably request, with such evidence reasonably satisfactory to the Company, for the purpose of (i) evidencing the accuracy of any of the representations and warranties of the PVI and the Shareholders, (ii) evidencing the performance of, or compliance by PVI and the Shareholders with, any covenant or obligation required to be performed or complied with by PVI and the Shareholders, as the case may be, (iii) evidencing the satisfaction of any condition referred to in this Article VI, or (vi) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

Section 6.7 PVI Financial Statements. PVI shall have completed its necessary financial statements in accordance with generally accepted accounting principles for the applicable accounting periods. PVI will arrange for its financial statements to be audited by a PCAOB certified firm.

Section 6.8 Assignment of Intellectual Property. PVI and the Company shall enter into a separate agreement whereby PVI shall assign all of its intellectual property, licenses and other assets to the Company.

Section 6.9 No Material Adverse Effect. Prior to the Closing Date, there shall not have occurred any Material Adverse Effect on or with respect to PVI or the Shareholders (individually or in the aggregate), nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any Material Adverse Effect on or with respect to PVI or the Shareholders (individually or in the aggregate).

Section 6.10 No Claim Regarding Membership Interest Ownership or Consideration. There must not have been made or threatened by any person, any claim asserting that such person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Capital Stock, or any other ownership interest in, PVI, or (b) is entitled to all or any portion of the Company Shares.

ARTICLE VII

SPECIAL COVENANTS

Section 7.1 Actions Prior to Closing by both Parties. (a) From and after the date of this Agreement until the Closing Date and except as permitted or contemplated by this Agreement, PVI and the Company will each: (i) carry on its business in substantially the same manner as it has heretofore; (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty; (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; (iv) perform in all material respects all of its obligation under material contracts, leases, and instruments relating to or affecting its assets, properties, and business; (v) use its Reasonable Best Efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b) From and after the date of this Agreement until the Closing Date, PVI will not: (i) make any change in its organizational documents; (ii) enter into or amend any contract, agreement, or other instrument of any of the types described in PVI Disclosure Schedule, except that PVI may enter into or amend any contract, agreement, or other instrument in the ordinary course of business, or (iii) make or change any material tax election, settle or compromise any material tax liability or file any amended tax return.

Section 7.2 Company Shares Issuance; PVI Capital Stock Issuance. (a) Promptly after the Closing Date, the Company shall deliver to the Shareholders a share certificate evidencing the Company Shares registered in the name of the Shareholders.

(b) On or prior to the date of this Agreement, PVI shall issue and deliver to the Shareholders a certificate evidencing the Capital Stock registered in the name of the Shareholders (the “PVI Certificate”). On or prior to the Closing Date, the Shareholders shall deliver the original PVI Certificate to the Company. Promptly after the Closing Date, PVI shall deliver to the Company a certificate evidencing the Capital Stock registered in the name of the Company.

Section 7.3 Closing Efforts. Each of the parties shall use its best efforts, to the extent commercially reasonable in light of the circumstances (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date, and (ii) the conditions to the obligations of the other parties to consummate the Share Exchange are satisfied.

Section 7.4. Prior Agreements. The parties hereby agree that effective as of, and concurrent with, the Closing Date, any prior agreements or arrangements between the Company and PVI shall be nullified and terminated. Such agreements shall include, but not be limited to, the Licensing Agreement dated September 20, 2018 by and between Pineapple Express, Inc. and THC Industries LLC as licensor, on the one hand, and Pineapple Ventures, Inc., a subsidiary of Sky Island, Inc. as licensee, on the other hand.

ARTICLE VIII

INTENTIONALLY RESERVED

ARTICLE IX

TERMINATION

Section 9.1 Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual consent of the parties, provided that such consent to terminate is in writing and is signed by each of the parties.

Section 9.2 Intentionally Reserved.

Section 9.3 Termination by Operation of Law. This Agreement may be terminated by any party hereto if there shall be any statute, rule or regulation that renders consummation of the transactions contemplated by this Agreement (collectively, the “Contemplated Transactions”) illegal or otherwise prohibited, or a court of competent jurisdiction or any government (or governmental authority) shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and non-appealable.

Section 9.4 Termination for Failure to Perform Covenants or Conditions. This Agreement may be terminated prior to the Closing:

(a) by PVI if the Company shall have breached or failed to observe or perform in any material respect any of its covenants or obligations under this Agreement; or

(b) by the Company if: (i) PVI or the Shareholders shall have breached or failed to observe or perform in any material respect any of its covenants or obligations under this Agreement, or (ii) in the Company’s or its legal counsel’s reasonable opinion, PVI or the Shareholders has taken any action or fail to take any action and such action or failure to take action (x) would result in (I) any of the representations and warranties of PVI or the Shareholders set forth in this Agreement becoming untrue in any material respect, or (II) would materially jeopardize the transactions contemplated by this Agreement, or (y) would cause the consummation of the transactions contemplated by this Agreement not in the best interests of the Company or its stockholders.

Section 9.5 Effect of Termination or Default; Remedies. In the event of termination of this Agreement as set forth above, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, provided that such party is a Non-Defaulting Party (as defined below). The foregoing shall not relieve any Party from liability for damages actually incurred as a result of such party’s breach of any term or provision of this Agreement.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns; provided, however, that the provisions in Article VIII concerning indemnification are intended for the benefit of the benefit of the individuals specified therein and their successors and assigns.

Section 10.2 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior or (other than as set forth herein) contemporaneous understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.

Section 10.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided that the Company may assign its rights, interests and obligations hereunder in the event it consummates a merger, acquisition and/or sale.

Section 10.4 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures delivered by fax and/or e-mail/.pdf transmission shall be sufficient and binding as if they were originals and such delivery shall constitute valid delivery of this Agreement.

Section10.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.6 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company: Pineapple Express, Inc. 10351 Santa Monica Blvd, #420 Los Angeles, CA 90025	Copy to (which copy shall not constitute notice hereunder): Foley Shechter LLP 211 E. 43rd Street, Seventh Floor New York, New York 10017 Attn: Jonathan Shechter, Esq. Facsimile: +1-212-335-0465

If to PVI or the Shareholders (prior to the Closing): Pineapple Ventures, Inc. 10351 Santa Monica Blvd, #420 Los Angeles, CA 90025	Copy to (which copy shall not constitute notice hereunder): None___________ _________________ _________________

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of California.

Section 10.8 Dispute Resolution. The Parties hereby irrevocably and unconditionally (i) agree that any legal action, suit or proceeding arising out of or relating to this Agreement may be brought in the courts of the State of California and (ii) submit to the exclusive jurisdiction of any such court in any such action, suit or proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

Section 10.9Amendments and Waivers. The parties may mutually amend any provision of this Agreement at any time prior to the Effective Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

Section 10.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 10.12 Construction. (a) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 10.13 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 10.14 Tax Free Reorganization Status. Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Share Exchange as a reorganization under Section 354 of the Code or as to the effect, if any, that any transaction consummated prior to the Closing Date has or may have on any such reorganization status. The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section 354 of the Code.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PINEAPPLE EXPRESS, INC.

By:	/s/ Shawn Credle
Name:	Shawn Credle
Title:	CEO

PINEAPPLE VENTURES, INC.

By:	/s/ Shawn Credle
Name:	Shawn Credle
Title:	CEO

PVI MEMBERS:

Jaime Ortega

By:	/s/ Jaime Ortega

Joshua Eisenberg

By:	/s/ Joshua Eisenberg